Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Second Quarter Ended July 15, 2018

Greenwood Village, CO – August 21, 2018 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended July 15, 2018.
Second Quarter 2018 Financial Highlights Compared to Second Quarter 2017

•	Total revenues were $315.4 million, a decrease of 0.6%;

•	Off-premise sales increased 260 basis point to 9.6% of total food and beverage sales;

•	Comparable restaurant revenue decreased 2.6% (using constant currency rates);

•	Comparable restaurant guest counts decreased 0.7%;

•	Restaurant labor costs as a percentage of restaurant revenue improved 40 basis points to 34.3%;

•	GAAP (loss)/earnings per diluted share were $(0.14) compared to $0.53; and

•	Adjusted earnings per diluted share were $0.46 compared to $0.61 (see Schedule I).

“As stated in our pre-release, we were disappointed with our second quarter topline sales and declines in dine-in traffic,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “We did not execute as well as we know we are capable of, particularly at critical peak demand hours when we must be prepared to serve dine-in Guests and our rapidly growing off premise demand. We are moving urgently to improve service execution with renewed and narrowed focus on fundamentals while we continue to differentiate Red Robin as affordable everyday with more burger options and stronger value tactics. We are also adding resources to drive sales of our unique and well-received Burger Bar catering program. We expect all of these elements to be in place early in Q4.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 0.6% to $315.4 million in the second quarter of 2018 from $317.3 million in the second quarter of 2017. Restaurant revenue decreased $2.0 million due to a $7.9 million, or 2.6%, decrease in comparable restaurant revenue and a $1.0 million decrease from closed restaurants, partially offset by a $6.6 million increase in revenue from new restaurant openings and a $0.3 million favorable foreign currency exchange impact.
System-wide restaurant revenue (which includes franchised units) for the second quarter of 2018 totaled $374.7 million, compared to $375.9 million for the second quarter of 2017.
Comparable restaurant revenue(1) decreased 2.6% in the second quarter of 2018 compared to the same period a year ago, driven by a 1.9% decrease in average guest check and a 0.7% decrease in guest counts. The decrease in average guest check comprised a 2.4% decrease in menu mix, offset by a 0.5% increase in pricing. The Company’s comparable revenue growth is calculated by comparing the same calendar weeks which, for the second quarter of 2017, exclude the first week of the second quarter of 2017 and include the first week of the third quarter of 2017.
Net loss was $1.9 million for the second quarter of 2018 compared to $6.9 million net income for the same period a year ago. Adjusted net income was $6.0 million for the second quarter of 2018 (see Schedule I).
Restaurant-level operating profit margin (a non-GAAP financial measure) was 19.3% in the second quarter of 2018 compared to 20.8% in the same period a year ago. The 150 basis point decrease in the second quarter of 2018 resulted from a 40 basis point increase in cost of sales, a 50 basis point increase in occupancy costs, and a 90 basis point increase in other restaurant operating expenses, offset by a 40 basis point decrease in labor costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, in each case under GAAP.
________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q2 2018	Q2 2017
Average weekly sales per unit(1):
Company-owned – Total	$53,341	$55,288
Company-owned – Comparable(2)	$53,632	$55,123
Franchised units – Comparable	$61,315	$60,580
Total operating weeks:
Company-owned units	5,819	5,655
Franchised units	1,052	1,043
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the second quarter of 2017 for Company-owned – Total and Company-owned – Comparable was $55,234 and $55,068. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

(2)	Using the same calendar weeks as compared to the second quarter 2018, the average weekly sales per unit in the second quarter of 2017, using constant currency rates, was $55,063.
Other Results
Depreciation and amortization costs increased to $22.3 million in the second quarter of 2018 from $21.2 million in the second quarter of 2017. The increased depreciation was primarily related to new restaurant technology implemented beginning in third quarter 2017 and new restaurants opened since the second quarter of 2017.
General and administrative costs were $20.4 million, or 6.5% of total revenues, in the second quarter of 2018, compared to $21.9 million, or 6.9% of total revenues in the same period a year ago. The decrease was primarily due to decreases in salaries and team member benefits related to the reorganization in the first quarter 2018 and lower corporate marketing costs.
Selling expenses were $15.2 million, or 4.8% of total revenues, in the second quarter of 2018, compared to $14.4 million, or 4.5% of total revenues, during the same period in the prior year. The increase was primarily due to an increase in national media spend.
Pre-opening costs were $0.6 million in the second quarter of 2018, compared to $1.4 million in the same period a year ago. The decrease was primarily due to the number of restaurant openings.
Other charges in the second quarter of 2018 included asset impairment of $9.6 million, disposal of spiral menus of $0.5 million, and $0.5 million reorganization costs.
The Company’s effective tax rate in the second quarter of 2018 was 71.6% benefit, compared to an effective tax rate of 0.3% benefit in the second quarter of 2017. The change in the effective tax rate is primarily due to the decrease in income, as well as the decrease in the federal statutory rate from 35% to 21% that occurred in the first quarter of 2018.
Loss per diluted share for the second quarter of 2018 was $0.14 compared to diluted earnings per share of $0.53 in second quarter of 2017. Excluding charges of $0.54 for asset impairment, $0.03 for spiral menu disposal, and $0.03 per diluted share for reorganization costs, adjusted earnings per diluted share for the second quarter ended July 15, 2018 were $0.46. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Development
During the second quarter of 2018, the Company opened two Red Robin restaurants and our franchisees opened one Red Robin restaurant. The Company plans to open two Red Robin restaurants and our franchisees plan to open two Red Robin restaurants during the remainder of 2018.

The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 15, 2018	July 9, 2017	July 15, 2018	July 9, 2017
Company-owned:
Beginning of period	484	469	480	465
Opened during the period	2	3	6	9
Acquired from franchisees	—	—	—	—
Closed during the period	(2)	—	(2)	(2)
End of period	484	472	484	472
Franchised:
Beginning of period	87	87	86	86
Opened during the period	1	—	2	1
Sold or closed during the period	—	(1)	—	(1)
End of period	88	86	88	86
Total number of restaurants	572	558	572	558
Balance Sheet and Liquidity
As of July 15, 2018, the Company had cash and cash equivalents of $21.9 million and total debt of $221.4 million, excluding $10.6 million of capital lease liabilities. The Company funded construction of new restaurants and other capital expenditures with cash flow from operations and made net repayments of $10.0 million on its credit facility during the second quarter of 2018. As of July 15, 2018, the Company had outstanding borrowings under its credit facility of $220.5 million, in addition to amounts issued under letters of credit of $7.5 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 3.94x as of July 15, 2018. The lease adjusted leverage ratio is defined in Section 1.1 of the Company’s credit facility, which is filed as Exhibit 10.32 in the Annual Report on Form 10-K filed on February 21, 2017.
The Company’s board of directors recently authorized an increase to the Company’s share repurchase program of approximately $21 million to a total of $75 million of the Company’s common stock. The share repurchase authorization will terminate upon completing repurchases of $75 million of common stock unless otherwise terminated by the board. Pursuant to the repurchase program, purchases may be made from time to time at the Company’s discretion and the Company is not obligated to acquire any particular amount of common stock.
Outlook for 2018

•	Total revenues is projected to range from $1.350 billion to $1.365 billion for full-year 2018.

•
Comparable restaurant revenue is projected to decrease 1.0% to 2.0% for full-year 2018. The Company expects comparable restaurant revenue to be in the lower end of this range in the third quarter of 2018.

•	Earnings per diluted share is projected to range from $1.80 to $2.20 for full-year 2018.
Guidance Policy
The Company provides guidance as it relates to selected information related to the Company’s financial and operating performance, and such measures may differ from year to year.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its second quarter 2018 results today at 5:00 p.m. ET. The conference call number is (888) 254-3590, or for international callers (323) 994-2093. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “Calendar of Events” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, August 28, 2018. The replay can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers. The conference ID is 2893335.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, restaurant sales and guest traffic, earnings per share, new unit development, implementation of technology, and statements under the heading “Outlook for 2018”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives including the Company’s affordability initiatives to drive traffic and sales; the effectiveness of the Company’s marketing strategies and promotions to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants; the ability to develop, test, implement and increase online ordering, to-go services, catering, and other off-premise sales; the ability to increase labor productivity through alternative labor models, and to train our workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; our ability to repurchase shares at all or at the times or in the amounts we currently anticipate or to achieve anticipated benefits of a share repurchase program; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000
For investor relations questions contact:
PJ Adler
Red Robin Investor Relations
303-846-5040

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 15, 2018	July 9, 2017	July 15, 2018	July 9, 2017
Revenues:
Restaurant revenue	$310,392	$312,351	$725,094	$725,802
Franchise and other revenue	4,996	4,959	11,813	12,138
Total revenues	315,388	317,310	736,907	737,940

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	74,874	73,903	173,389	168,510
Labor	106,476	108,422	249,491	253,941
Other operating	42,668	40,057	97,693	92,121
Occupancy	26,460	25,140	61,470	58,259
Depreciation and amortization	22,323	21,173	51,516	49,217
General and administrative	20,408	21,927	48,996	52,840
Selling	15,209	14,361	32,939	31,412
Pre-opening costs	569	1,377	1,706	3,232
Other charges	10,615	1,584	16,902	1,584
Total costs and expenses	319,602	307,944	734,102	711,116

Income (loss) from operations	(4,214)	9,366	2,805	26,824

Other expense:
Interest expense, net and other	2,385	2,453	5,792	5,437

Income (loss) before income taxes	(6,599)	6,913	(2,987)	21,387
(Benefit) provision for income taxes	(4,725)	(18)	(5,493)	2,889
Net income (loss)	$(1,874)	$6,931	$2,506	$18,498
Earnings (loss) per share:
Basic	$(0.14)	$0.54	$0.19	$1.44
Diluted	$(0.14)	$0.53	$0.19	$1.43
Weighted average shares outstanding:
Basic	12,982	12,896	12,979	12,872
Diluted	12,982	13,008	13,080	12,971

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) July 15, 2018	December 31, 2017
Assets:
Current Assets:
Cash and cash equivalents	$21,896	$17,714
Accounts receivable, net	13,992	26,499
Inventories	29,294	29,553
Prepaid expenses and other current assets	17,798	31,038
Total current assets	82,980	104,804

Property and equipment, net	607,305	638,151
Goodwill	96,315	96,979
Intangible assets, net	36,627	38,273
Other assets, net	39,218	32,408
Total assets	$862,445	$910,615

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$33,691	$35,347
Accrued payroll and payroll related liabilities	37,665	32,777
Unearned revenue	40,627	55,915
Accrued liabilities and other	39,850	36,300
Total current liabilities	151,833	160,339

Deferred rent	76,930	74,980
Long-term debt	221,375	266,375
Long-term portion of capital lease obligations	9,804	10,197
Other non-current liabilities	10,685	11,289
Total liabilities	470,627	523,180

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 13,003 and 12,954 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,848 and 4,897 shares, at cost	(200,482)	(202,485)
Paid-in capital	211,351	210,708
Accumulated other loss, net of tax	(4,336)	(3,566)
Retained earnings	385,266	382,760
Total stockholders’ equity	391,817	387,435
Total liabilities and stockholders’ equity	$862,445	$910,615

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 28 weeks ended July 15, 2018 and July 9, 2017, net income (loss) and basic and diluted earnings (loss) per share, excluding the effects of litigation contingencies, reorganization costs, and the related income tax effects. The Company believes the presentation of net income (loss) and earnings (loss) per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 15, 2018	July 9, 2017	July 15, 2018	July 9, 2017
Net income (loss) as reported	$(1,874)	$6,931	$2,506	$18,498
Asset impairment	9,643	1,584	9,643	1,584
Litigation contingencies	—	—	4,000	—
Spiral menu disposal	506	—	506	—
Reorganization costs	466	—	2,753	—
Income tax effect of reconciling items	(2,777)	(618)	(4,394)	(618)
Adjusted net income	$5,964	$7,897	$15,014	$19,464

Basic net income per share:
Net income (loss) as reported	$(0.14)	$0.54	$0.19	$1.44
Asset Impairment	0.74	0.12	0.74	0.12
Litigation contingencies	—	—	0.31	—
Spiral menu disposal	0.04	—	0.04	—
Reorganization costs	0.04	—	0.21	—
Income tax effect of reconciling items	(0.22)	(0.05)	(0.34)	(0.05)
Adjusted earnings per share - basic	$0.46	$0.61	$1.15	$1.51

Diluted net income (loss) per share (1):
Net income (loss) as reported	$(0.14)	$0.53	$0.19	$1.43
Asset Impairment	0.74	0.12	0.74	0.12
Litigation contingencies	—	—	0.31	—
Spiral menu disposal	0.04	—	0.04	—
Reorganization costs	0.04	—	0.21	—
Income tax effect of reconciling items	(0.22)	(0.04)	(0.34)	(0.05)
Adjusted earnings per share - diluted	$0.46	$0.61	$1.15	$1.50

Weighted average shares outstanding
Basic	12,982	12,896	12,979	12,872
Diluted (1)	13,072	13,008	13,080	12,971

(1) For the second quarter of 2018, the impact of dilutive shares is included in the calculations as the adjustments for the quarter resulted in adjusted net income. For diluted shares reported on the condensed consolidated statement of operations, the impact of dilutive shares is excluded due to the reported net loss for the quarter.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 28 weeks ended July 15, 2018 and July 9, 2017, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 15, 2018		July 9, 2017		July 15, 2018		July 9, 2017
Restaurant revenue	$310,392	98.4%	$312,351	98.4%	$725,094	98.4%	$725,802	98.4%
Restaurant operating costs (1):
Cost of sales	74,874	24.1%	73,903	23.7%	173,389	23.9%	168,510	23.2%
Labor	106,476	34.3%	108,422	34.7%	249,491	34.4%	253,941	35.0%
Other operating	42,668	13.7%	40,057	12.8%	97,693	13.5%	92,121	12.7%
Occupancy	26,460	8.5%	25,140	8.0%	61,470	8.5%	58,259	8.0%
Restaurant-level operating profit	59,914	19.3%	64,829	20.8%	143,051	19.7%	152,971	21.1%

Add – Franchise and other revenue	4,996	1.6%	4,959	1.6%	11,813	1.6%	12,138	1.6%
Deduct – other operating:
Depreciation and amortization	22,323	7.1%	21,173	6.7%	51,516	7.0%	49,217	6.7%
General and administrative expenses	20,408	6.5%	21,927	6.9%	48,996	6.6%	52,840	7.2%
Selling	15,209	4.8%	14,361	4.5%	32,939	4.5%	31,412	4.3%
Pre-opening costs	569	0.2%	1,377	0.4%	1,706	0.2%	3,232	0.4%
Other charges	10,615	3.4%	1,584	0.5%	16,902	2.3%	1,584	0.2%
Total other operating	69,124	21.9%	60,422	19.0%	152,059	20.6%	138,285	18.8%

Income (loss) from operations	(4,214)	(1.3)%	9,366	3.0%	2,805	0.4%	26,824	3.6%

Interest expense, net and other	2,385	0.8%	2,453	0.8%	5,792	0.8%	5,437	0.7%
Income tax (benefit) provision	(4,725)	(1.5)%	(18)	—%	(5,493)	(0.7)%	2,889	0.4%
Total other	(2,340)	(0.7)%	2,435	0.8%	299	(0.1)%	8,326	1.1%

Net income (loss)	$(1,874)	(0.6)%	$6,931	2.2%	$2,506	0.3%	$18,498	2.5%

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income (loss). Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income (loss) for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 15, 2018	July 9, 2017	July 15, 2018	July 9, 2017
Net income (loss) as reported	$(1,874)	$6,931	$2,506	$18,498
Interest expense, net	2,458	2,626	5,735	5,875
(Benefit) provision for income taxes	(4,725)	(18)	(5,493)	2,889
Depreciation and amortization	22,323	21,173	51,516	49,217
EBITDA	18,182	30,712	54,264	76,479

Asset Impairment	9,643	1,584	9,643	1,584
Litigation contingencies	—	—	4,000	—
Spiral menu disposal	506	—	506	—
Reorganization costs	466	—	2,753	—
Adjusted EBITDA	$28,797	$32,296	$71,166	$78,063